UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2013

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(281) 606-4900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Departure of Directors or Certain Officers.
On February 27, 2013, Era Group Inc. (the “Company”) announced that effective May 31, 2013 (the “Separation Date”), Anna Goss will resign her position as the Company’s Senior Vice President – Finance and Chief Accounting Officer.
(e)    Compensatory Arrangements of Certain Officers.
Separation and Consulting Agreement
In connection with her departure, Ms. Goss, the Company and SEACOR Holdings Inc., the Company’s former parent (“SEACOR”), entered into a Separation and Consulting Agreement (the “Separation and Consulting Agreement”).
The Separation and Consulting Agreement provides Ms. Goss with the following principal severance benefits: (i) after the Separation Date, within seven (7) days of execution and delivery of a customary release (the “Release Effective Date”), Ms. Goss will be entitled to an aggregate lump sum cash severance payment of $339,986; (ii) a cash payment in respect of accrued but unused vacation time through the Separation Date; and (iii) Ms. Goss’ SEACOR restricted stock not previously vested will vest and become non-forfeitable and all of Ms. Goss’ options to purchase the Company’s shares not previously vested will vest, become exercisable and remain exercisable through the ninetieth (90th) day after the end of the Consulting Period (as defined below). In addition, Ms. Goss will be entitled to receive, upon termination of the Consulting Period, $16,542 in cash, representing a bonus related to her performance in 2012 and 2011.
Under the terms of the Separation and Consulting Agreement, Ms. Goss will continue to serve as a consultant to the Company on an as-needed basis regarding its business and operations and the transition of her duties from June 1, 2013 to November 30, 2013 (the “Consulting Period”). For these services, Ms. Goss will receive a consulting fee of (i) $17,500 per month through August 31, 2013 and (ii) $9,000 per month during the balance of the Consulting Period.
Payments made to Ms. Goss pursuant to her Separation and Consulting Agreement are subject to her compliance with certain covenants on nondisclosure of Company information, non-disparagement and non-competition.
A copy of the Separation and Consulting Agreement is attached as Exhibit 10.1 this Current Report on Form 8-K and incorporated herein by reference.
Chief Executive Officer Bonus
As previously disclosed in the Company’s Information Statement included as Exhibit 99.1 to the Company’s Registration Statement on Form 10, the Company estimated that Sten Gustafson, the Company’s Chief Executive Officer, would receive a cash bonus of $150,000 in respect of the fiscal year ended December 31, 2012, of which sixty percent (60%) was paid in December 2012. This estimate remained subject to change pending the completion of the audit for the fiscal year ended December 31, 2012. On February 27, 2013, the Company’s board of directors on recommendation of the compensation committee approved a cash bonus award for Mr. Gustafson in an amount of $650,000. A portion equal to $500,000 of this bonus represents the replacement of Era restricted stock awards that were to be issued to Mr. Gustafson in respect of his SEACOR restricted stock awards owned by Mr. Gustafson at the time of the Spin-Off with a cash award. The cash bonus will be paid as follows: sixty percent (60%) less the amounts paid in December 2012 will be paid prior to March 15, 2013 and the remaining forty percent (40%) will be paid in two equal annual installments approximately one and two years after the date of grant. Any unpaid amounts become immediately payable upon death, disability, qualified retirement, termination without cause or the occurrence of a change in control of the Company. Unpaid amounts will be forfeited if Mr. Gustafson is terminated with cause or resigns without good reason.
Model Incentive Award Agreements
The Company’s Compensation Committee adopted updated model restricted stock and option awards agreements and adopted a model Performance-Based Restricted Stock Grant Agreement, for the issuance of awards under the Company’s 2012 Share Incentive Plan. Forms of these model agreements are attached as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Separation and Consulting Agreement dated as of February 27, 2013 by and among Era Group Inc., SEACOR Holdings Inc. and Anna Goss.
10.2	Form of Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan.
10.3	Form of Option Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan.
10.4	Form of Performance-Based Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

By:     /s/ Christopher S. Bradshaw
Name:     Christopher S. Bradshaw

Title:	Executive Vice President and Chief Financial Officer

Date: March 5, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation and Consulting Agreement dated as of February 27, 2013 by and among Era Group Inc., SEACOR Holdings Inc. and Anna Goss.
10.2	Form of Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan.
10.3	Form of Option Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan.
10.4	Form of Performance-Based Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan.